Exhibit 99.1

SCHEDULE A

The name, business address, title, present principal occupation or employment of each of the directors and executive officers of Convex Group Limited and Convex Re Limited are set forth below. If no business address is given, the director’s or executive officer’s business address is 6 Front Street, 6th Floor Point House, Hamilton HM 11, Bermuda.

Convex Group Limited

Name	Principle Business Address	Principal Occupation/Title	Citizenship
Claus-Michael Dill		Director	Germany
Fiona Elizabeth Kermode		Director	United Kingdom
Nicholas S. Lyons		Director	United Kingdom
Paul David Brand		CEO Convex Group Director	United Kingdom
Stephen John Oatley Catlin		Executive Chairman Convex Group Director	United Kingdom
Adam Christopher Cobourn	161 Bay Street Toronto, Ontario	Managing Director Onex Partners	Canada
Robert Michael Le Blanc	712 Fifth Avenue, New York NY 10019, United States of America	CEO Onex	United States of America
Kelly Lyles		Director	United States of America
William Marcoux		Director	United States of America
Brian Bissett		CFO Convex Group; Director
Shannon Dyer		Legal/ Company Secretary	United Kingdom
Conyers Corporate Services (Bermuda) Limited	Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda		N/A

Convex Re Limited

Name	Principal Business Address	Principal Occupation/Title	Citizenship
Claus-Michael Dill		Director	Germany
Fiona Elizabeth Kermode		Director	United Kingdom
Nicholas S. Lyons		Director	United Kingdom
Matthew Paskin		CUO Reinsurance Convex Group Director	United Kingdom
Richard Michael Slater		CUO Convex Re Director	United Kingdom
Kierra A. Smith		Director CFO Convex Re	United States of America
Paul Anthony Simons		Director CEO Convex Re	United Kingdom
Shannon Dyer		Legal/ Company Secretary	United Kingdom
Conyers Corporate Services (Bermuda) Limited	Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda		N/A

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) the undersigned hereby agree to the joint filing on behalf of each of them of any filing required by such party under Section 13 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with respect to securities of Onex Direct Lending BDC Fund, a Delaware statutory trust, and further agree to the filing, furnishing, and/or incorporation by reference of this Agreement as an exhibit thereto. Each of them is responsible for the timely filing of such filings and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

Dated: February 11, 2026

CONVEX GROUP LIMITED

By: /s/ Brian Bissett
Name: Brian Bissett
Title: Chief Financial Officer

CONVEX RE LIMITED

By: /s/ Kierra Smith
Name: Kierra Smith
Title: Chief Financial Officer